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                                                                    EXHIBIT 4.2


                                    FORM OF
                        INCENTIVE STOCK OPTION AGREEMENT


     This agreement is between Price Enterprises, Inc., a Delaware corporation (the "Company"), and ____________________ (the "Optionee"). The Company and the Optionee agree as follows:

1.   GRANT OF OPTION

     Pursuant to The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee, as of the date of grant set forth in the final paragraph of this Agreement (the "Date of Grant"), an option to purchase __________ fully-paid and non-assessable shares (the "Option Shares") of common stock of the Company, par value $.0001 per share (the "Common Stock"), at a price of $__________ per share, upon the terms and conditions hereinafter stated (the "Option"), to all of which the Optionee, by the acceptance hereof, assents. It is intended that the Option shall constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   OPTION PERIOD

     The Option shall expire at the close of business on the [TENTH OR SOONER] (___th) anniversary of the Date of Grant (the "Option Period"). Notwithstanding the foregoing provision to the contrary, if the Optionee, at the time the Option is granted, owns or, under the provisions of Section 424(d) of the Code, is considered to own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the Option Period shall terminate at the close of business on the [FIFTH OR SOONER] (___th) anniversary of the Date of Grant.

     The Option shall become exercisable to purchase __________ percent (___%) of the Option Shares on each anniversary of the Date of Grant, commencing on the first (1st) anniversary of the Date of Grant. The Option shall not be exercisable with respect to fractional Option Shares.

3.   EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH OF OPTIONEE

     (a) If the Optionee ceases to be an officer or employee of the Company, for any reason other than death or termination for cause, or remains an employee of the Company but ceases to be employed in a position in which employees are eligible to receive options, as determined in the sole judgment of the Authorized Committee (as such term is defined in the Plan), the Optionee may exercise the Option as set forth in this Agreement only for a period of ninety (90) days after such cessation (but not beyond the Option Period); PROVIDED, HOWEVER, if such cessation is due to the Optionee's disability (within the meaning of Section 22(e)(3) of the Code), the Optionee may exercise the Option as set forth in this Agreement only for a period of twelve (12) months after such cessation (but not beyond the Option Period). Any exercise of the Option after such cessation may be only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of such cessation, plus a portion of the additional number of Option Shares, if any, the Optionee would have become entitled to purchase on the next anniversary of the Date of Grant following such cessation, such portion to be determined by multiplying such additional number of Option Shares by a fraction, the numerator of which shall be the number of days from the anniversary of the Date of Grant preceding such cessation to the date of such cessation, and the denominator of which shall be 365. Such portion shall be rounded, if necessary, to the nearest whole share.


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     (b)  If the Optionee dies while an officer or employee of the Company, the
     Option will continue in effect and may be exercised as set forth in this Agreement for a period of twelve (12) months from the date of the Optionee's death (but not beyond the Option Period) by the executor or administrator of the Optionee's estate, or by a designated beneficiary or beneficiaries pursuant to a Beneficiary Designation Form in a form approved by the Company, which Beneficiary Designation Form has been properly filed with the Company prior to the Optionee's death, or in the event there is no such executor or administrator (or the person holding such position has been discharged) or any such designated beneficiary, then by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution. Any exercise of the Option after such death may be only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of death, plus a portion of the additional number of shares, if any, the Optionee would have become entitled to purchase on the next anniversary of the Date of Grant following such death, such portion to be determined by multiplying such additional number of Option Shares by a fraction, the numerator of which shall be the number of days from the anniversary of the Date of Grant preceding such death to the date of death, and the denominator of which shall be 365. Such portion shall be rounded, if necessary, to the nearest whole share.

     (c) If the termination of the Optionee's position as an officer or employee of the Company is for cause (as determined in the sole judgment of the Authorized Committee), the Option shall thereupon be canceled and the Optionee shall have no right to exercise any part of the Option after such termination.

4.   MANNER OF EXERCISE

     The Option shall be exercised by giving written notice using the form prescribed from time to time by the Company. Payment must be made in full in:

     (a)  Cash, or

     (b) In the discretion of the Authorized Committee, by delivering Common Stock of the Company already owned by the Optionee, or

     (c) In the discretion of the Authorized Committee, a combination of cash and Common Stock already owned by the Optionee,

PROVIDED THAT any delivery of shares of Common Stock already owned by the Optionee shall not be allowed if it would constitute a disqualifying disposition under Sections 422(a)(1) and 424(c) of the Code. For purposes of exercising the Option, Common Stock delivered to the Company in payment of the exercise price shall be valued at the publicly reported price for the last sale of the Common Stock, or the average of the publicly reported closing bid and asked prices of the Common Stock, as applicable, on the last business day preceding the date upon which the Company receives written notice of exercise, or, if there are not publicly reported prices of the Company's Common Stock, at the fair market value of the Common Stock, as determined in good faith by the Authorized Committee.

5.   WITHHOLDING

     Prior to the delivery of any Option Shares purchased upon exercise of the Option, the Company shall determine the amount of the federal and state income tax, if any, required to be withheld under


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applicable law and shall collect from the Optionee the amount of any such tax to the extent not previously withheld.

6.   ADJUSTMENTS

     The number of Option Shares subject to the Option shall be adjusted as follows (in each case with the intent of maintaining the Optionee's proportionate interest):

     (a) In the event that the Company's outstanding Common Stock is changed by any stock dividend, stock split or combination of shares, the number of Option Shares subject to the Option and the purchase price per Option Share shall be proportionately adjusted.

     (b) Except as provided in sub-section (d) hereof, in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there may be substituted on an equitable basis as determined by the Authorized Committee, for each Option Share then subject to the Option, the number and kind of shares of stock or other securities, or other property (including cash), to which the holders of Common Stock of the Company will be entitled pursuant to the transaction (and such shares, securities and property will thereafter be deemed to be Option Shares for purposes of this Agreement).

     (c) In the event of any other relevant change in the capitalization of the Company, the Authorized Committee shall provide for an equitable adjustment in the number of Option Shares then subject to the Option. In the event of any such adjustment, the purchase price per Option Share shall be proportionately adjusted.

     (d) Notwithstanding the foregoing provisions of this Section 6, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for the Option on terms fairly reflecting the terms of the merger or consolidation or where the Authorized Committee does not make such other arrangements which it may deem fair and equitable, the Option shall terminate and thereupon become null and void; PROVIDED, HOWEVER, the Optionee shall have the right, immediately prior to such dissolution, merger or consolidation, to exercise the Option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period.

7.   LIMITATION ON EXERCISABILITY

     Notwithstanding any other provision of this Agreement, the aggregate fair market value (determined at the time the Option is granted) of the shares of the Company's Common Stock with respect to which Incentive Stock Options (within the meaning of Section 422 of the Code) are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company) shall not exceed $100,000.

8.   NON-TRANSFERABILITY OF OPTION

     The Option shall not be transferable except to the executor or administrator of the Optionee's estate or to the Optionee's heirs or devisees and shall be exercisable during the Optionee's lifetime only by the Optionee. The Option may, however, be surrendered to the Company for cancellation for such


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consideration and upon such terms as may be mutually agreed upon by the Company and the holder of the Option.

9.   NOTIFICATION OF DISPOSITION

     The Optionee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the date of granting the Option with respect to such shares or (b) within one (1) year after the transfer of such shares to the Optionee. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Optionee in such disposition or other transfer.

10.  OTHER PROVISIONS

     (a) The holder of the Option shall not be entitled to any rights of a stockholder of the Company with respect to any Option Shares until such Option Shares have been paid for in full and issued upon exercise of the Option.

     (b) Nothing in the Plan or in the Option shall be deemed to interfere with or limit in any way the right of the Company to terminate the Optionee's employment at any time, nor confer the Optionee any right to continue in the employ of the Company.

     (c) The Option shall not be affected by an authorized leave of absence so long as the Optionee continues to be an employee of the Company.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     (e) As a material part of this Agreement, the Optionee and the Company agree that in the event of any dispute between the Optionee and the Company, the dispute shall be resolved by binding arbitration in San Diego, California, under the Commercial Rules of the American Arbitration Association.

     (f) Upon exercise of the rights granted under this Agreement, the Optionee agrees that the Optionee will not transfer any shares acquired hereunder so as to result in a distribution in violation of the applicable federal and state securities laws.

11.  INCORPORATION OF PLAN BY REFERENCE

     The Option is subject to all of the terms and provisions of the Plan, a copy of which is available upon request, as the same may be amended from time to time, and such terms and provisions are hereby incorporated herein and made a part hereof as if set forth at length herein.


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     The option evidenced by this Agreement is granted on the ___ day of
__________, 199_. The Company and the Optionee have executed this Agreement as of such Date of Grant.

PRICE ENTERPRISES, INC., a Delaware corporation


By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------




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Employee Signature



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Date of Signature



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Employee Social Security Number


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